Exhibit 10.32

June 6, 2011

Jonathan H. Zabusky

XXXX

Dear Jonathan:

We are pleased to inform you that, in connection with the acquisition of an interest in SeamlessWeb Profession Solutions, LLC (“SeamlessWeb”) by investment funds affiliated with Spectrum Equity Investors (the “Transaction”), your employment agreement will be transferred from ARAMARK Corporation to SeamlessWeb. Subsequent to the completion of the Transaction, you will serve as the Chief Executive Officer of SeamlessWeb.

To effect this transfer and as a condition of your continued employment after the completion of the Transaction, enclosed is an Agreement Relating To Employment and Post-Employment Competition that is between you and SeamlessWeb (the “Agreement”). From and after the date on which you execute and deliver to us the Agreement, that Agreement, and not the ARAMARK Corporation Agreement Relating To Employment and Post-Employment Competition, will govern the matters relating to your employment with SeamlessWeb set forth therein. For the avoidance of doubt, the letter agreement dated September 27, 2010 between you and ARAMARK will not be transferred to SeamlessWeb and will remain an obligation of ARAMARK in effect for the term set forth therein (i.e. until June 6, 2012). A letter agreement between you and ARAMARK documenting this arrangement is enclosed (the “ARAMARK Letter Agreement”). Also enclosed is an Offer Detail Summary that highlights the specifics of your employment arrangements following the completion of the Transaction as well as drafts of a stock option agreement and proposed SeamlessWeb equity plan, each of which is referred to in the Offer Detail Summary. We ask that you scan and email to me a signed copy of this Letter with the Offer Detail Summary attached, the Agreement and the ARAMARK Letter Agreement by the Offer Letter expiration date. We also ask that you send two signed copies of each of those three documents to my attention via overnight delivery.

We would like to take this opportunity to thank you for all of your efforts in connection with the Transaction. We know you are as excited about the future of SeamlessWeb as we are and we look forward to your continued, success with SeamlessWeb. If you have any questions, please do not hesitate to call.

Sincerely

/s/ Christopher S. Holland

Christopher S. Holland

Director, SeamlessWeb Professional Solutions, LLC

Please sign and date below acknowledging that you have received this letter and accepted our offer. Your offer will expire as of June 6, 2011.

Accept:	Jonathan Zabusky
(Please Print Name)
	/s/ Jonathan Zabusky	June 6, 2011
	(Please Sign Name)	Date

Enclosures:

•	Offer Detail Summary

•	SeamlessWeb Professional Solutions, LLC Agreement Relating To Employment and Post-Employment Competition

•	ARAMARK Corporation Special Incentive and Enhanced Severance Letter Agreement

•	DRAFT Non-Qualified Unit Option Agreement

•	DRAFT SeamlessWeb Professional Solutions, LLC 2011 Management Equity Incentive Plan

Jonathan H. Zabusky

Offer Detail Summary

June 6, 2011

Title:	Chief Executive Officer, SeamlessWeb Professional Solutions, LLC (“SeamlessWeb”)

Location:	New York, NY

Effective Date:	Closing Date of the Spectrum Equity Investors’ Investment in SeamlessWeb (the “Transaction”)

Base Salary:	$283,250.00

Bonus:	Following the Transaction, you will continue to be eligible to participate in ARAMARK’s Management Incentive Bonus Plan for Fiscal Year 2011. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of ARAMARK and your performance measured against certain annual financial and non-financial goals, objectives and achievements. Your Fiscal Year 2011 guideline bonus target is $112,200, approximately 40% of your Base Salary.

The board of directors of SeamlessWeb (the “Board”) intends to adopt a standalone SeamlessWeb bonus plan for Fiscal Year 2012. Under that plan, and subject to your satisfaction of all relevant performance targets and compliance with any additional terms, your Fiscal Year 2012 guideline bonus target will be 50% of your Base Salary.

Benefits:	Through December 31, 2011, you will continue to be eligible to participate in the benefits program in place for ARAMARK employees generally as well as for ARAMARK ELC members, which programs are subject to change from time to time.

Effective on January 1, 2012, the Board intends to adopt a standalone SeamlessWeb benefits program for SeamlessWeb employees. For you, this benefits program will replace the ARAMARK benefits programs in which you currently participate. The components and terms of the SeamlessWeb benefits program are subject to the approval of the Board and will differ from the ARAMARK benefits programs.

Equity Compensation:	Following the transaction, the Board intends to adopt an equity incentive plan for the benefit of the directors, officers, employees, consultants and/or service providers of SeamlessWeb (the “Equity Plan”). Once, adopted, the Board intends to grant you an option to purchase SeamlessWeb common units under the Equity Plan that is equal to 2.0% of SeamlessWeb on a fully-diluted basis. 25% of the units subject to the option will vest on the first anniversary of your grant date with the remaining 75% vesting in 36 equal monthly installments over the three year period following the first anniversary of your grant date. Upon a change of control of SeamlessWeb, 100% of the units subject to the option that are unvested at that time will vest immediately. Your grant will be subject to all of the terms of the Equity Plan as well as the terms of the agreement governing the grant (the “Option Agreement”). Enclosed are drafts of both the Equity Plan and the Option Agreement. We expect these documents to be substantially on the terms of the drafts, however, they remain subject to Board approval.

The ARAMARK Holdings Corporation common stock that you own as well as the stock option grants that you have received under the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan (the “ARAMARK Plan”) remain subject to the same pre-Transaction terms including those set forth in the ARAMARK Plan, your individual grant agreements and the Stockholders Agreement dated January 26, 2007 by and among ARAMARK Holdings Corporation and the other parties set forth therein.

This offer letter sets forth the entire understanding of the parties with respect to all aspects of the offer of the transfer of your employment agreement to SeamlessWeb. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.